                AMENDMENT NO. 3 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 3 to the Investment Advisory Agreement (the "Agreement") dated December 8, 2000, as amended on January 1, 2003 and August 11, 2005, by and between Met Investors Advisory Corp. (now known as Met Investors Advisory
LLC) (the "Manager") and Lord, Abbett & Co. LLC (the "Adviser") with respect to the Lord Abbett Growth and Income Portfolio ("Portfolio"), is entered into effective the 1st day of January, 2006.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:

                                          Percentage of average daily net assets
                                          --------------------------------------
Lord Abbett Growth and Income Portfolio   0.35% of the first $300 million of
                                          such assets, plus 0.30% of such assets
                                          over $300 million up to $900 million,
                                          plus 0.25% of such assets over $900
                                          million up to $1.2 billion, plus 0.20%
                                          of such assets over $1.2 billion

     2. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of January, 2006.

                                        MET INVESTORS ADVISORY LLC


                                        By: /s/ Richard C. Pearson
                                            ------------------------------------
                                            Authorized Officer


                                        LORD, ABBETT & CO. LLC


                                        By: /s/ Lawrence H. Kaplan
                                            ------------------------------------
                                            Authorized Officer